Exhibit 99.1

Investors May Contact: Keith R. Style

V.P.-Finance
(678) 542-2670
investor@asburyauto.com

Reporters May Contact:
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
Stephanie.Lowenthal@RFBinder.com

Asbury Automotive Group Announces New Debt Facilities

Coupled with transactions announced last month, new debt strategy fully in place

New York, NY, October 30, 2008 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that it has closed on two new debt facilities totaling over $100 million:

•	A $75 million used vehicle borrowing facility. Led by JPMorgan Chase Bank, the facility has a four year tenor. Bank of America, N.A. is also participating.

•	A $29 million new vehicle wholesale floor plan line funded solely by Bank of America, N.A.

“These transactions represent the final components of our overall financing strategy,” said Charles R. Oglesby, President and CEO. “Together with the $200 million revolver and $600 million new vehicle floor plan facilities announced last month, they provide expanded liquidity and flexibility to help Asbury weather this difficult environment and position us to take advantage of growth opportunities as the economy improves. We are also pleased to further broaden our relationships with Bank of America and JPMorgan Chase, both of which have demonstrated their stability and leadership during these turbulent times.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 89 retail auto stores, encompassing 122 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to our goals, plans, expectations, and strategies. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the ability of Asbury’s debt facilities to provide Asbury with sufficient liquidity, Asbury’s ability to meet its debt obligations, and Asbury’s ability to execute its long-term growth strategies. These and other risk factors are discussed in Asbury’s annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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